Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
October 27, 2011	CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

REPORTS RESULTS FOR QUARTER AND NINE MONTHS
ENDED SEPTEMBER 30, 2011

Munster, Indiana - NorthWest Indiana Bancorp (“the Bancorp”), the holding company for Peoples Bank (“the Bank”), reported an increase in earnings with net income of $1.13 million for the three months ended September 30, 2011, compared to $1.04 million for the three months ended September 30, 2010.

The earnings of $1.13 million for the three months ended September 30, 2011, represent earnings of $0.40 per basic and diluted share.  For the current three month period, the return on average assets (ROA) was 0.70% and the return on equity (ROE) was 7.34%.

“Peoples Bank continued to show earnings improvement during the third quarter of this year as net income increased 8.5% over the third quarter of 2010.  Our core earnings remain strong and asset quality continues to improve, a good sign that economic conditions are improving modestly,” said David A. Bochnowski, Chairman and Chief Executive Officer.

“The Bank continues to grow despite an uncertain economy with total assets up 3.2% for the first nine months of the year.  Customer response to our products and services has driven our core account growth as checking, savings, and money market account balances increased $24.48 million during the first nine months of the year,” said Bochnowski.  At the end of September 2011 core accounts represented 65.6% of total deposits.

According to Bochnowski, the Bank’s asset quality, as measured by non-performing assets has improved 21.8% since the end of 2010.  In addition, the Bank’s strong earnings have resulted in increased capital levels with tangible equity capital at 9.5% of assets at the end of September, 2011.  The Bancorp and Peoples Bank continue to exceed all regulatory capital requirements and are considered well capitalized under applicable banking regulations.

For the nine months ended September 30, 2011, the Bancorp’s net income was $3.98 million, compared to $4.05 million for the nine months ended September 30, 2010.  The earnings of $3.98 million for the nine months ended September 30, 2011, represent earnings of $1.41 per basic and diluted share.  For the current nine month period, the return on average assets was 0.83% and the return on equity was 8.91%.

Net Interest Income
Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $5.92 million for the three months ended September 30, 2011, compared to $6.26 million for the three months ended September 30, 2010, a decrease of $344 thousand or 5.5%.  For the nine months ended September 30, 2011, net interest income totaled $17.82 million, compared to $18.94 million for the nine months ended September 30, 2010, a decrease of $1.12 million or 5.9%.  The net interest income decrease for both three and nine month periods is a result of reduced loan balances and lower asset yields.  The Bancorp’s net interest margin on a tax adjusted basis was 4.14% for the three months ended September 30, 2011, compared to 4.27% for the three months ended September 30, 2010.  For the nine months ended September 30, 2011, the tax adjusted net interest margin was 4.19%, compared to 4.24% for the nine months ended September 30, 2010.  The Bancorp’s net interest margin continues to benefit from core deposit growth and a low cost of funds as a result of the Federal Reserve’s action in maintaining a low interest rate environment.

Noninterest Income
Noninterest income from banking activities for the three months ended September 30, 2011 totaled $1.25 million, compared to $1.28 million for the three months ended September 30, 2010, a decrease of $24 thousand or 1.9%.  For the nine months ended September 30, 2011, noninterest income totaled $4.68 million, compared to $4.23 million for the nine months ended September 30, 2010, an increase of $452 thousand or 10.7%.  The increase for the nine month period is primarily related to the Bancorp’s favorable settlement in its lawsuit against the lead lender of a commercial real estate participation loan.

Noninterest Expense
Noninterest expense related to operating activities totaled $5.24 million for the three months ended September 30, 2011, compared to $4.78 million for the three months ended September 30, 2010, an increase of $451 thousand or 9.4%.  For the nine months ended September 30, 2011, noninterest expense totaled $15.07 million, compared to $14.34 million for the nine months ended September 30, 2010, an increase of $731 thousand or 5.1%.  The increase for both three and nine month periods is primarily related to foreclosure and legal expenses, and additional expenses related to the operations of the St. John Banking Center, which opened in October 2010.

Funding
At September 30, 2011, core deposits totaled $346.31 million, an increase of $24.48 million or 7.6%, compared to December 31, 2010.  Core deposits include checking, savings, and money market accounts and represented 65.6% of the Bancorp’s total deposits at September 30, 2011.  As a result of core deposit growth and increased liquidity from loan repayments, management reduced certificate of deposit balances by $17.09 million during the year, which had a positive impact of lowering the Bancorp’s cost of funds.  At September 30, 2011, borrowings and repurchase agreements totaled $53.81 million, an increase of $5.20 million from December 31, 2010.

Lending
The Bancorp’s loan portfolio totaled $407.10 million at September 30, 2011, a decrease of $11.14 million or 2.7%, compared to December 31, 2010.  During the first nine months of 2011, commercial real estate, commercial business and government loans increased by $12.33 million.  Mortgage loans decreased by $546 thousand, as a result of sales of fixed rate loans into the secondary market.  In addition, construction and land development loans, as well as multifamily and consumer loans, decreased by an aggregate of $22.92 million during the year.

“As a result of the improvement in asset quality, the Bank has taken lower loan loss provisions for the most recent three months as well as the first nine months of this year.  The continuation of this positive trend strengthens our balance sheet and improves our earnings outlook,” Bochnowski noted.

Investing
The Bancorp’s securities portfolio totaled $184.39 million at September 30, 2011, an increase of $23.94 million or 14.9%, compared to December 31, 2010.  During 2011, management has invested the Bancorp’s excess liquidity in the securities portfolio, which has had a positive impact on earnings.

Asset Quality
At September 30, 2011, past due loans totaled $23.11 million, compared to $33.15 million at December 31, 2010, a decrease of $10.04 million or 30.3%.  Non-performing loans totaled $19.70 million at September 30, 2011, compared to $24.12 million at December 31, 2010, a decrease of $4.42 million or 18.3%.  The current level of non-performing loans is concentrated with five geographically diverse commercial real estate participation loans that aggregate to $11.73 million. These participations were purchased from other originators in the period from 2005 through 2007 prior to the most recent recession.  The Bancorp’s ratio of non-performing assets to total assets was 3.38% at September 30, 2011, compared to 4.46% at December 31, 2010.

For the three months ended September 30, 2011, loan loss provisions totaled $570 thousand, while $1.62 million in provisions were recorded for the three months ended September 30, 2010.  For the nine months ended September 30, 2011, loan loss provisions totaled $2.64 million, while $4.12 million in provisions were recorded for the nine months ended September 30, 2010.  The 2011 loan loss provisions were related to the current credit risk in the commercial real estate participation and commercial real estate loan portfolios.  Loan charge-offs, net of recoveries, totaled $3.39 million for the nine months ended September 30, 2011, compared to $2.04 million for the nine months ended September 30, 2010.  At September 30, 2011, the allowance for loan losses totaled $8.36 million and is considered adequate by management.  The allowance for loan losses as a percentage of total loans was 2.05% at September 30, 2011, compared to 2.18% at December 31, 2010.

Capital Adequacy
At September 30, 2011, shareholders’ equity stood at $62.07 million or 9.5% of total assets.  The Bancorp’s regulatory capital ratios at September 30, 2011 were 14.0% for total capital to risk-weighted assets, 12.8% for tier 1 capital to risk-weighted assets and 9.1% for tier 1 capital to adjusted average assets.  Under all regulatory capital requirements, the Bancorp is considered well capitalized.  The book value of the Bancorp’s stock stood at $21.91 per share at the end of the third quarter 2011.

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN.   The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana.  The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release.  A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release.  These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, including on-going depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010.  Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010
Return on equity	7.34%	7.09%	8.91%	9.50%
Return on assets	0.70%	0.62%	0.83%	0.80%
Basic earnings per share	$0.40	$0.37	$1.41	$1.43
Diluted earnings per share	$0.40	$0.37	$1.41	$1.43
Yield on loans	5.08%	5.38%	5.10%	5.40%
Yield on security investments	3.35%	3.30%	3.54%	3.51%
Total yield on earning assets	4.43%	4.78%	4.53%	4.88%
Cost of deposits	0.44%	0.64%	0.50%	0.75%
Cost of borrowings	1.46%	1.94%	1.54%	2.13%
Total cost of funds	0.53%	0.75%	0.59%	0.87%
Net interest margin - tax equivalent	4.14%	4.27%	4.19%	4.24%
Noninterest income / average assets	0.78%	0.76%	0.97%	0.84%
Noninterest expense / average assets	3.25%	2.87%	3.13%	2.83%
Net noninterest margin / average assets	-2.47%	-2.11%	-2.16%	-1.99%
Efficiency ratio	73.04%	63.52%	66.97%	61.89%
Effective tax rate	16.97%	8.30%	17.01%	14.20%
Dividend declared per common share	$0.15	$0.15	$0.45	$0.57

	September 30,
	2011	December 31,
	(Unaudited)	2010
Net worth / total assets	9.54%	8.89%
Book value per share	$21.91	$19.84
Non-performing assets to total assets	3.38%	4.46%
Non-performing loans to total loans	4.84%	5.77%
Allowance for loan loss to non-performing loans	42.46%	37.82%
Allowance for loan loss to loans outstanding	2.05%	2.18%
Foreclosed real estate to total assets	0.25%	0.52%

Consolidated Statements of Income	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010
Interest income:
Loans	$5,149	$5,933	$15,710	$18,368
Securities & short-term investments	1,532	1,462	4,645	4,570
Total interest income	6,681	7,395	20,355	22,938
Interest expense:
Deposits	581	880	1,966	3,135
Borrowings	185	256	569	859
Total interest expense	766	1,136	2,535	3,994
Net interest income	5,915	6,259	17,820	18,944
Provision for loan losses	570	1,615	2,635	4,120
Net interest income after provision for loan losses	5,345	4,644	15,185	14,824
Noninterest income:
Fees & service charges	644	652	1,865	1,896
Wealth management operations	293	353	877	887
Gain on sale of securities, net	183	111	683	853
Cash value increase from bank owned life insurance	97	102	299	306
Gain on sale of loans, net	27	335	137	607
Gain/(loss) on foreclosed real estate	(2)	(266)	786	(201)
Other-than-temporary impairment of securities	-	(15)	-	(128)
Other income	9	3	37	12
Total noninterest income	1,251	1,275	4,684	4,232
Noninterest expense:
Compensation & benefits	2,519	2,426	7,430	7,293
Occupancy & equipment	877	794	2,569	2,386
Federal deposit insurance premiums	208	231	805	727
Data processing	246	236	747	700
Marketing	88	90	304	329
Other	1,297	1,007	3,217	2,906
Total noninterest expense	5,235	4,784	15,072	14,341
Income before income taxes	1,361	1,135	4,797	4,715
Income tax expenses	231	94	816	669
Net income	$1,130	$1,041	$3,981	$4,046

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)
	September 30, 2011	December 31,	Change	Mix
	(Unaudited)	2010	%	%
Total assets	$650,957	$631,053	3.2%
Cash & cash equivalents	23,314	10,938	113.1%
Securities - available for sale	184,391	142,055	29.8%
Securities - held to maturity	-	18,397	-100.0%

Loans receivable:
Construction and land development	26,300	46,371	-43.3%	6.5%
1-4 first liens	127,413	127,959	-0.4%	31.3%
Multifamily	7,423	7,605	-2.4%	1.8%
Commercial real estate	146,915	138,506	6.1%	36.1%
Commercial business	65,430	61,726	6.0%	16.1%
1-4 Junior Liens	1,922	2,434	-21.0%	0.5%
HELOC	17,722	19,325	-8.3%	4.4%
Lot loans	2,835	3,164	-10.4%	0.7%
Consumer	539	762	-29.3%	0.1%
Government and other	10,596	10,381	2.1%	2.5%
Total loans	407,095	418,233	-2.7%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	61,737	50,712	21.7%	11.7%
Interest bearing checking	98,101	90,984	7.8%	18.6%
Savings	70,394	65,146	8.1%	13.3%
MMDA	116,073	114,983	0.9%	22.0%
Total core deposits	346,305	321,825	7.6%	65.6%
Certificates of deposit	181,358	198,446	-8.6%	34.4%
Total deposits	527,663	520,271	1.4%	100.0%

Borrowings	53,813	48,618	10.7%
Stockholder's equity	62,073	56,089	10.7%

Asset Quality (Dollars in thousands)	September 30, 2011	December 31,	Change
	(Unaudited)	2010	%
Nonaccruing loans	$19,508	$23,967	-18.6%
Accruing loans delinquent more than 90 days	187	148	26.4%
Securities in non-accrual	717	742	-3.4%
Foreclosed real estate	1,606	3,298	-51.3%
Total nonperforming assets	22,018	28,155	-21.8%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,691	2,794	-39.5%
ALL general allowances for loan portfolio	6,671	6,327	5.4%
Total ALL	8,362	9,121	-8.3%

Capital Adequacy	September 30, 2011	Required to be
	Actual Ratio	well capitalized

Total capital to risk-weighted assets	14.0%	10.0%
Tier 1 capital to risk-weighted assets	12.8%	6.0%
Tier 1 capital to adjusted average assets	9.1%	5.0%